Sub-Item 77Q2


Nuveen Preferred Income Opportunities Fund

811-21293



Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the following Form 3, Initial Statement of Beneficial Ownership of Securities, was filed late on behalf of the officers listed below.


OFFICER:

Douglas M. Baker
Date of Transaction: 08/06/2013
Date of Late Filing: 03/11/2014
accession number 0001225208-14-008599

Michael Carne
Date of Transaction: 08/06/2013
Date of Late Filing: 03/11/2014
accession number 0001225208-14-008600